Exhibit 10.1

EXECUTION VERSION

TERMINATION OF AMENDED AND RESTATED

MANAGEMENT AGREEMENT

This Termination (the “Termination Agreement”) of Amended and Restated Management Agreement, dated as of April 29, 2008, as amended by that certain First Amendment to Amended and Restated Management Agreement dated October 13, 2008 and that certain Second Amendment to Amended and Restated Management Agreement dated November 25, 2008 (collectively, the “Management Agreement”), is entered into as of December 15, 2008 by and among CBRE REALTY FINANCE, INC., a Maryland corporation (the “Company”), CBRE REALTY FINANCE MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”), CB RICHARD ELLIS, INC., a Delaware corporation (“CBRE”) and CBRE MELODY & COMPANY, a Texas corporation (“Melody”).

RECITALS

A.	Each of the parties listed above is a party to the Management Agreement.

B.	The parties thereto and hereto desire to terminate the Management Agreement pursuant to the terms set forth herein.

C.	Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Management Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the Management Agreement and the mutual agreements set forth herein, the parties hereto agree as follows:

1.	The Management Agreement is hereby terminated effective December 31, 2008 (the “Termination Date”).

2.	There shall be no Termination Fee due in connection with this Termination Agreement.

3.	CBRE acknowledges that the Company may at its sole discretion, commencing on the date hereof through the Termination Date, change its corporate legal name to “Realty Finance Corporation” and change the names of its subsidiaries in a similar manner.

4.	CBRE hereby licenses to the Company, as of the date hereof, the use of the domain name “www.cbrerealtyfinance.com” for the limited purposes of allowing the Company to control the redirection of internet users seeking access to that site to the new domain name for the Company. The Company’s limited use license hereunder shall expire on March 31, 2009, after which time CBRE shall have sole ownership of the domain name “www.cbrerealtyfinance.com” but shall not use such domain name for any purpose other than as may be required by GAAP for financial reporting purposes.

5.

Notwithstanding anything to the contrary in Paragraph 4 of the Side Agreement, dated April 29, 2008 (the “Side Letter”), the Company agrees to discontinue the use of the acronym “CBRE” in its name and the names of its subsidiary entities as well as in its stationery, signage, press releases and other public materials as promptly as is reasonably possible following the Termination Date and in no event later than January 31, 2009; provided, however, that CBRE agrees that Company shall not be in violation of the License Agreement, dated June 9, 2005, by and among the Company, CBRE and CB

Richard Ellis of California, Inc., a Delaware corporation, the Side Letter or this Termination Agreement for failure to discontinue such use due to the need for the Company to obtain third party consents to such name change or other circumstances beyond the Company’s control, provided, that the Company is using reasonable best efforts to pursue such consents.

6.	On or before the Termination Date, and so long as the Manager has received (i) the Base Management Fee and (ii) reimbursement of CBRE’s operating expenses in accordance with Section 9 of the Management Agreement, each due for the period ending November 30, 2008, the Manager shall make payment to the Company in the amount of $711,015 on the account of certain accrued bonuses.

7.	The Company acknowledges that it will make a payment to the Manager of (i) the final installment of the Base Management Fee earned or accrued by the Manager as of the Termination Date, (ii) reimbursement of CBRE’s operating expenses in accordance with Section 9 of the Management Agreement, and (iii) reimbursement of certain 2008 personnel bonuses in the amount of $106,000, each on or before February 15, 2009. The parties hereto acknowledge that no Incentive Compensation will be due and payable to the Manager.

8.	As permitted pursuant to the terms of the Side Letter, effective January 1, 2009, the parties acknowledge that the Company will hire all individuals listed on Schedule A attached hereto, each of whom is currently an employee of the Manager and collectively represent all of the current employees of the Manager.

9.	The Manager agrees to transfer to the Company, on or before the Termination Date, all right, title and interest in and to certain office equipment and personal property described on Exhibit A attached to certain Bill of Sale and General Assignment, effective as of December 31, 2008, by and between the Company and the Manager (the “Bill of Sale”), that are currently owned by the Manager, in accordance with the terms of the Bill of Sale.

10.	The parties acknowledge that the provisions of Section 6 of the Management Agreement shall remain in effect until December 31, 2009.

11.	The parties acknowledge that the provisions of Section 9(b) and (c) and Section 11 of the Management Agreement shall survive this Termination Agreement.

12.	The Manager acknowledges that it will comply with the provisions of Section 16 of the Management Agreement and that no Expenses or compensation will be due to it other than as stated in Section 6 hereof.

13.	Each party will provide the other with reasonable advance notice of any press release or other public communication regarding termination of the Management Agreement and will provide the other party with an opportunity to make reasonable comments on such release or communication and will consider such comments in good faith (without any obligation to adopt such comments). The parties undertake and covenant that each will refrain from disclosing or otherwise disseminating any comments, statements or other communications which would reasonably be regarded as reflecting negatively on the character, services, reputation or goodwill of the other party or its employees, officers, directors, agents or affiliates.

14.	The parties hereto agree to execute and deliver such further instruments and perform such further acts as may be reasonably requested by the Company from time to time to effectuate this Termination Agreement.

15.	GOVERNING LAW. THIS TERMINATION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS TERMINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Termination Agreement shall become binding when one or more counterparts of this agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereto as the signatories.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

CBRE REALTY FINANCE, INC.

a Maryland corporation

By: /s/ Kenneth J. Witkin

Printed Name: Kenneth J. Witkin

Title: President & CEO

CBRE REALTY FINANCE MANAGEMENT, LLC

a Delaware limited liability company

By: /s/ Kenneth J. Witkin

Printed Name: Kenneth J. Witkin

Title: Executive Managing Director

CB RICHARD ELLIS, INC.

a Delaware corporation

By: /s/ Laurence H. Midler

Printed Name: Laurence H. Midler

Title: Executive Vice President & General Counsel

CBRE MELODY & COMPANY

a Texas corporation

By: /s/ Brian Stoffers

Printed Name: Brian Stoffers

Title: President

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